VBI Vaccines Completes Vaccination in PROTECT Phase 3 Clinical Study for

Sci-B-Vac® Hepatitis B Vaccine

- Vaccination complete in 1,537 subjects in PROTECT Phase 3 study

- No vaccine-related adverse events have been observed to-date

- Top-line data expected mid-2019

CAMBRIDGE, Mass. (October 16, 2018) – VBI Vaccines Inc. (NASDAQ: VBIV) (“VBI”), a commercial-stage biopharmaceutical company developing next-generation infectious disease and immuno-oncology vaccines, today announced the last subject has received the last vaccination in the PROTECT Phase 3 study of Sci-B-Vac®, the company’s third-generation prophylactic hepatitis B vaccine. Additionally, the independent Data and Safety Monitoring Board has reviewed all safety data from the global Phase 3 program available to-date and has not identified any safety signals or vaccine-related adverse events. Top-line data from this study are expected mid-2019.

The PROTECT study is one of two ongoing global pivotal studies that form the Phase 3 program for Sci-B-Vac®. With 27 sites across the U.S., Europe, and Canada, PROTECT is designed to evaluate the safety and immunogenicity of Sci-B-Vac® compared with the control vaccine, Engerix-B®, in support of future regulatory filings in all three regions.

“Completion of vaccination in the PROTECT study is a significant milestone in the development of Sci-B-Vac®,” said Jeff Baxter, VBI’s President and CEO. “Patients have been enrolled and vaccinated with a very low drop-out rate of only 4.5%, which is very encouraging and points to the safety and tolerability of Sci-B-Vac®. As we have discussed with regulatory agencies, data from the PROTECT study will be used as part of NDA and MAA submissions for Sci-B-Vac. We remain confident that Sci-B-Vac has the ability to advance prevention of Hepatitis B and we look forward to providing top-line data in mid-2019.”

About PROTECT – Safety and Immunogenicity Study

PROTECT is a double-blind, two-arm, randomized, controlled study, that enrolled subjects 18 years of age and older. Subjects were randomized in a 1:1 ratio to receive either a three-dose course of Sci-B-Vac® 10 μg or a three-dose course of the control vaccine, Engerix-B® 20 μg. Under the planned dosing schedule, subjects were vaccinated at months zero, one, and six. Enrollment was stratified by age group.

The co-primary objectives of the PROTECT study are:

●	To demonstrate non-inferiority of the seroprotection rate induced by Sci-B-Vac® vs. Engerix-B® four weeks after the third vaccination in adults age 18 and older.
●	To demonstrate superiority of the seroprotection rate induced by Sci-B-Vac® vs. Engerix-B® four weeks after the third vaccination in adults older than 45 years of age.

The study also includes multiple secondary objectives to evaluate the speed to seroprotection, including assessment after two doses of Sci-B-Vac® vs. three doses of Engerix-B®, and the overall safety and tolerability of Sci-B-Vac® vs. Engerix-B®.

About Sci-B-Vac®

Sci-B-Vac® is a licensed third-generation hepatitis B vaccine that demonstrates safety and efficacy in over 500,000 patients. Sci-B-Vac is currently approved for use in Israel and in 14 other countries. In contrast to second-generation hepatitis B vaccines, which contain only one surface antigen (the S antigen), Sci-B-Vac contains the S antigen and the pre-S1 and pre-S2 surface antigens. The composition of Sci-B-Vac may prove more immunogenic in subjects that currently do not respond optimally to second-generation vaccines.

To learn more about Sci-B-Vac®, visit: https://www.vbivaccines.com/sci-b-vac/

About VBI Vaccines Inc.

VBI Vaccines Inc. (“VBI”) is a commercial-stage biopharmaceutical company developing a next generation of vaccines to address unmet needs in infectious disease and immuno-oncology. VBI’s first marketed product is Sci-B-Vac®, a hepatitis B (HBV) vaccine that mimics all three viral surface antigens of the hepatitis B virus; Sci-B-Vac® is approved for use in Israel and 10 other countries. VBI’s eVLP Platform technology enables the development of enveloped virus-like particle (eVLP) vaccines that closely mimic the target virus to elicit a potent immune response. VBI is advancing a pipeline of eVLP vaccines, with lead programs in cytomegalovirus (CMV) and glioblastoma (GBM). VBI is headquartered in Cambridge, MA with research operations in Ottawa, Canada and research and manufacturing facilities in Rehovot, Israel.

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Cautionary Statement on Forward-looking Information

Certain statements in this press release that are forward-looking and not statements of historical fact are forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and are forward-looking information within the meaning of Canadian securities laws (collectively, “forward-looking statements”). The company cautions that such statements involve risks and uncertainties that may materially affect the company’s results of operations. Such forward-looking statements are based on the beliefs of management as well as assumptions made by and information currently available to management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to the ability to establish that potential products are efficacious or safe in preclinical or clinical trials; the ability to establish or maintain collaborations on the development of therapeutic candidates; the ability to obtain appropriate or necessary governmental approvals to market potential products; the ability to obtain future funding for developmental products and working capital and to obtain such funding on commercially reasonable terms; the company’s ability to manufacture product candidates on a commercial scale or in collaborations with third parties; changes in the size and nature of competitors; the ability to retain key executives and scientists; and the ability to secure and enforce legal rights related to the company’s products. A discussion of these and other factors, including risks and uncertainties with respect to the company, is set forth in the Company’s filings with the Securities and Exchange Commission and the Canadian securities authorities, including its Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 26, 2018, and filed with the Canadian security authorities at sedar.com on February 26, 2018, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. Given these risks, uncertainties and factors, you are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. All such forward-looking statements made herein are based on our current expectations and we undertake no duty or obligation to update or revise any forward-looking statements for any reason, except as required by law.

VBI Contact

Nicole Anderson, Communications Executive

Phone: (617) 830-3031 x124

Email: info@vbivaccines.com

VBI Investor Contact

Nell Beattie

Chief Business Officer

Email: IR@vbivaccines.com

VBI Media Contact

Burns McClellan, Inc.

Robert Flamm, Ph.D.

Phone: (212) 213-0006

Email: rflamm@burnsmc.com